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                                                                    EXHIBIT 2.02

                      AGREEMENT AND PLAN OF REORGANIZATION


                THIS AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is entered into as of this 30th day of June, 1998, by and among Portable Software Corporation, A Washington corporation ("PORTABLE"), PSC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Portable ("PORTABLE SUBSIDIARY"), and 7Software, Inc., a California corporation ("SEVEN"), and Melissa Widner and Andrew Dent, the principal shareholders of Seven (the "PRINCIPAL SHAREHOLDERS").


                                    RECITALS


         A. The parties intend that, subject to the terms and conditions of this Agreement, Portable Subsidiary will merge with and into Seven in a reverse triangular merger with Seven to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and an Agreement of Merger substantially in the form of Exhibit A (the "AGREEMENT OF MERGER") and the applicable provisions of the laws of the States of Delaware and California. Upon the effectiveness of the Merger, all the outstanding capital stock of Seven will be converted into capital stock of Portable, and Portable will assume all outstanding options to purchase shares of capital stock of Seven, as provided in this Agreement and the Agreement of Merger.

         B. The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE"), by virtue of the provisions of Section 368(a)(2)(E) of the Code.

                NOW, THEREFORE, the parties hereto hereby agree as follows:

         1.       CERTAIN DEFINITIONS

                  As used in this Agreement, the following terms will have the meanings set forth below:

                  1.1 The "MERGER" means the statutory merger of Portable Subsidiary with and into Seven to be effected pursuant to the terms and conditions of this Agreement.

                  1.2 The "EFFECTIVE TIME" means the time and date on which the Merger first becomes legally effective under the laws of the States of California and Delaware as a result of: (i) the filing with the California Secretary of State of the Agreement of


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Merger and any required officers' certificates; and (ii) the filing with the
Delaware Secretary of State of the Agreement of Merger and any required officers' certificates or, in lieu thereof at Portable's option, a Certificate of Merger (the "CERTIFICATE OF MERGER"), conforming to the requirements of
Section 252 of the Delaware General Corporation Law.

                  1.3 "PORTABLE COMMON STOCK" means Portable's Common Stock, no par value per share.

                  1.4 "SEVEN COMMON STOCK" means Seven's Common Stock, no par value per share.

                  1.5 "SEVEN OPTIONS" means, collectively, options to purchase shares of Seven Common Stock granted by Seven to Seven employees or consultants
(a) under the its 1997 Stock Option Plan (the "SEVEN OPTION PLAN") or (b) outside of its 1997 Stock Option Plan as disclosed in the Seven Disclosure Schedule.

                  1.6 "SEVEN DERIVATIVE SECURITIES" means, collectively: (a) any warrant, option, right or other security issued by Seven that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of Seven (collectively, "SEVEN STOCK RIGHTS"); (b) any note, evidence of indebtedness, stock or other security of Seven that is convertible into or exchangeable for any shares of the capital stock of Seven or any Seven Stock Rights ("SEVEN CONVERTIBLE SECURITY"); and (c) any warrant, option, right, note, evidence of indebtedness, stock or other security issued by Seven that entitles the holder thereof to purchase or otherwise acquire any Seven Stock Rights or any Seven Convertible Security from Seven; provided, however, that the term "Seven Derivative Securities" does not include any of the Seven Options.

                  1.7 "NUMBER OF FULLY DILUTED SEVEN SHARES" means that number of shares of Seven Common Stock that is equal to the sum of: (a) the total number of shares of Seven Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the total number of shares of Seven Common Stock subject to or issuable under all Seven Options that are issued and outstanding immediately prior to the Effective Time; plus (c) the total number of shares of Seven Common Stock that, immediately prior to the Effective Time, are, directly or indirectly, ultimately or potentially issuable by Seven upon the exercise, conversion or exchange of all Seven Derivative Securities (if any) that are issued and outstanding immediately prior to the Effective Time.

                  1.8 "SEVEN SHAREHOLDERS" means those persons (each being individually referred to herein as a "SEVEN SHAREHOLDER") who, immediately prior to the Effective Time, hold the shares of Seven Common Stock that are outstanding immediately prior to the Effective Time; provided, however, that for purposes of Section 2.4 and Section 11 of this Agreement, the term "Seven Shareholders" means only those Seven Shareholders (as defined above in this Section) who are issued shares of Portable Common Stock in the Merger.

                  1.9 "SEVEN DISSENTING SHARES" means any shares of any capital stock of Seven that (i) are outstanding immediately prior to the Effective Time and qualify fully as "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code and (ii) with respect to which dissenter's rights to require the purchase of such dissenting shares

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for cash at their fair market value in accordance with Chapter 13 of the
California Corporations Code have been duly and properly exercised and perfected in connection with the Merger.

                  1.10 "PORTABLE MERGER SHARES" means 2,082,118 shares of Portable Common Stock.

                  1.11 "CONVERSION RATIO" means the quotient obtained by dividing (a) the number of shares of Portable Common Stock constituting the Portable Merger Shares by (b) the Number of Fully Diluted Seven Shares. For example, if the Number of Fully Diluted Seven Shares is 2,446,294, then the Conversion Ratio will be 2,082,118 divided by 2,446,294, or approximately 0.851132.

                  1.12 "KNOWLEDGE," when used with reference to Seven or Seven Shareholders, means the collective actual knowledge of the Seven Shareholders, the President and/or Chief Executive Officer of Seven, the Chief Financial Officer of Seven and/or any Vice President of Seven.

         2.       PLAN OF REORGANIZATION

                  2.1 The Merger. Subject to the terms and conditions of this Agreement, Portable Subsidiary will be merged with and into Seven pursuant to this Agreement and the Agreement of Merger and in accordance with applicable provisions of the laws of the States of Delaware and California as follows:

                           2.1.1 Conversion of Subsidiary Stock. At the
Effective Time, each share of the Common Stock of Portable Subsidiary that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and become one share of Seven Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of Seven Common Stock into which the shares of Portable Subsidiary are so converted in the Merger will be the only shares of capital stock of Seven that are issued and outstanding immediately after the Effective Time.

                           2.1.2 Conversion of Shares. Each share of Seven
Common Stock, issued and outstanding immediately prior to the Effective Time other than shares, if any, for which dissenters rights have been or will be perfected in compliance with applicable law, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into a number of shares of Portable Common Stock that is equal to the Conversion Ratio, subject to the provisions of 2.2 regarding the elimination of fractional shares.

                           2.1.3 Adjustments for Capital Changes. If, prior to
the Effective Time, Portable or Seven recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities

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convertible into shares, the Conversion Ratio and the number of Portable Merger
Shares will be adjusted appropriately so as to maintain the proportionate interests of the shareholders and optionholders of Portable and Seven in the outstanding equity of Portable immediately following the Merger as contemplated by this Agreement.

                           2.1.4 Dissenting Shares. Holders of shares of Seven
Common Stock who have complied with all requirements for perfecting shareholders' rights of appraisal, as set forth in Section 1300 et seq of the California General Corporation Law (the "CALIFORNIA LAW"), shall be entitled to their rights under the California Law with respect to such shares.

                2.2 Fractional Shares. No fractional shares of Portable Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of Seven Common Stock who would otherwise be entitled to receive a fraction of a share of Portable Common Stock will receive from Portable, promptly after the Effective Time, an amount of cash (without interest) determined by multiplying such fraction by $1.00.

                2.3 Seven Options. Each Seven Option that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger at the Effective Time and without further action on the part of any holder thereof, be assumed by Portable and converted into an option (a "PORTABLE OPTION") to purchase after the Effective Time that number of shares of Portable Common Stock, determined by multiplying the number of shares of Seven Common Stock subject to such Seven Option immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share of Portable Common Stock equal to the exercise price per share of the Seven Option immediately prior to the Effective Time divided by the Conversion Ratio and rounded up to the nearest whole cent. If the foregoing calculation results in an assumed option being exercisable for a fraction of a share, then the number of shares of Portable Common Stock subject to such option will be rounded down to the nearest whole number with no cash being payable for such fractional share. The terms, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Code, if applicable, and all other terms of the Seven Options will otherwise be unchanged. Continuous employment with Seven will be credited to an optionee for purposes of determining the number of shares subject to such optionee's Portable Option which may have become vested from time to time.

                2.4 Escrow Agreement. At the closing of the Merger (the "CLOSING"), Portable will withhold seventeen and one-half percent (17 1/2%) of the Portable Merger Shares to be issued to each Seven Shareholder in accordance with Section 2.1 (rounded down to the nearest whole number of shares to be issued to each Seven Shareholder, and such that the shares to be withheld from the Principal Shareholders will be divided equally between vested and unvested shares as specified in the Escrow Agreement (as defined below)) and deliver such shares (the "ESCROW SHARES") to the State Street Bank & Trust Company of California, N.A. (the "ESCROW AGENT"), as escrow agent, to be held by Escrow Agent as collateral for the indemnification obligations of Seven and the Principal Shareholders under Section 11.2 and pursuant to the provisions of an escrow agreement (the "ESCROW AGREEMENT") in substantially the form of Exhibit
2.4. The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent and will be held by the Escrow Agent from the Closing until the one year


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anniversary of the Closing Date (the "ESCROW PERIOD"). In the event that the
Merger is approved by the Seven Shareholders as provided herein, the Seven Shareholders shall, without any further act of any Seven Shareholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for the indemnification obligations of Seven and the Principal Shareholders under Section 11.2 in the manner set forth in the Escrow Agreement, (ii) the appointment of Melissa Widner as the representative of the Seven Shareholders (the "REPRESENTATIVE") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Seven Shareholder (other than holders of Seven Dissenting Shares), and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by her under the Escrow Agreement (including, without limitation, the exercise of the power to authorize delivery to Portable of Escrow Shares in satisfaction of claims by Portable; agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; resolve any claim made pursuant to
Section 11.2; and take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and (iii) to all of the other terms, conditions and limitations in the Escrow Agreement. In the event that the Escrow Agent is unable or unwilling to serve as escrow agent, the parties agree that Fenwick & West LLP, or a third party mutually agreed upon between Portable and the Representative, may serve as escrow agent under the Escrow Agreement on substantially the same terms as the Escrow Agreement.

                2.5 Effects of the Merger. At the Effective Time: (a) the separate existence of Portable Subsidiary will cease and Portable Subsidiary will be merged with and into Seven, and Seven will be the surviving corporation, pursuant to the terms of the Agreement of Merger, (b) the Articles of Incorporation and Bylaws of Seven will be amended to read as set forth in
Exhibit 2.5 attached hereto, and will be the Articles of Incorporation and Bylaws of the surviving corporation, (c) each share of Portable Subsidiary Common Stock outstanding immediately prior to the Effective Time will continue to be an identical outstanding share of the surviving corporation, (d) each share of Seven Common Stock and each Seven Option outstanding immediately prior to the Effective Time will be converted as provide in Sections 2.1, 2.2 and 2.3;
(e) the officers and directors of the Surviving Corporation will be the officers and directors of Portable Subsidiary, and (f) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

                2.6 Further Assurances. Seven agrees that if, at any time before or after the Effective Time, Portable considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Portable title to any property or rights of Seven, Portable and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Portable and otherwise to carry out the purpose of this Agreement, in the name of Seven or otherwise.

                2.7 Tax-Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code. The parties believe that the value of the Portable Common

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Stock to be received in the Merger is equal, in each instance, to the value of the Seven Common Stock to be surrendered in exchange therefor. The Portable Common Stock issued in the Merger will be issued solely in exchange for the Seven Common Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to, the consideration paid for the Seven Common Stock. Except for cash paid in lieu of fractional shares or for Seven Dissenting Shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code is being paid by Portable for the Seven Common Stock in the Merger. The parties shall not take a position on any tax returns inconsistent with this Section 2.7. In addition, Portable represents now, and as of the Closing Date, that it presently intends to continue Seven's historic business or use a significant portion of Seven's business assets in a business.

                  2.8 Securities Laws Matters. Portable shall issue the shares of Portable Common Stock to be issued in the Merger pursuant to Section 2.1.2 of the Agreement and the Portable Options to be issued in the Merger pursuant to an exemption from registration under Section 4(2) and/or Regulation D promulgated under the 1933 Act and the exemption from qualification under Section 25120 of the California Corporation Code (the "CCC") provided by Section 25103(h) of the CCC, and shall make any requisite filings within the time prescribed by applicable law. In connection therewith, (a) each Seven Shareholder shall execute and deliver to Portable an Investment Representation letter in the form of Exhibit 2.8A hereto (the "INVESTMENT REPRESENTATION LETTER"); and (b) substantially all of the holders of outstanding Seven Options shall execute and deliver to Portable an Optionee Investment Representation Letter in the form of
Exhibit 2.8B hereto (the "OPTIONEE INVESTMENT REPRESENTATION LETTER").

                  2.9 Purchase Accounting. The parties intend that the Merger be treated as a purchase for accounting purposes.

         3.       REPRESENTATIONS AND WARRANTIES OF SEVEN AND THE PRINCIPAL
                  SHAREHOLDERS

                  As an inducement to Portable to enter into this Agreement, each of the Principal Shareholders and Seven hereby jointly and severally represents and warrants to Portable that, except as set forth on the Seven Disclosure Schedule delivered to Portable herewith as Exhibit 3.0 (the "SEVEN DISCLOSURE SCHEDULE").

                  3.1 Organization and Good Standing. Seven is a corporation duly organized, validly existing and in good standing under the laws of California, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present or expected operations or financial condition.

                  3.2 Power, Authorization and Validity.

                           3.2.1 Seven has the right, power, legal capacity and
authority to enter into and perform its obligations under this Agreement, and all agreements to which Seven is or will

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be a party that are required to be executed pursuant to this Agreement (the
"SEVEN ANCILLARY AGREEMENTS") and Seven has all requisite corporate power and authority to consummate the Merger. The execution, delivery and performance of this Agreement and the Seven Ancillary Agreements have been duly and validly approved and authorized by Seven's Board of Directors. Each of the Principal Shareholders has the right, power, legal capacity, and authority to enter into, execute, deliver, and perform his or her respective obligations under this Agreement and each of the Ancillary Agreements to be executed and delivered by such Principal Shareholder (the "PRINCIPAL SHAREHOLDER ANCILLARY AGREEMENTS").

                           3.2.2 No filing, authorization or approval,
governmental or otherwise, is necessary to enable Seven or any Principal Shareholder to enter into, and to perform its obligations under, this Agreement, the Seven Ancillary Agreements, and the Shareholder Ancillary Agreements except for (a) the filing of the Agreement of Merger with the California and Delaware Secretaries of State, and the filing of appropriate documents with the relevant authorities of other states in which Seven is qualified to do business, if any,
(b) such filings as may be required to comply with federal and state securities laws, and (c) the approval of the Seven Shareholders of the transactions contemplated hereby.

                           3.2.3 This Agreement and the Seven Ancillary
Agreements are, or when executed by Seven will be, valid and binding obligations of Seven, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Agreement of Merger will not be effective until filed with the Delaware and California Secretaries of State. This Agreement and each of the Principal Shareholder Ancillary Agreements are, or when executed by the each Principal Shareholder will be, valid and binding obligations of such Principal Shareholder enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Agreement of Merger will not be effective until filed with the Delaware and California Secretaries of State.

                  3.3 Capitalization. The authorized capital stock of Seven consists of 10,000,000 shares of Common Stock, no par value, of which 2,082,294 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, none of which are issued or outstanding. Options to purchase a total of 366,000 shares of Seven Common Stock are outstanding. All issued and outstanding shares of Seven Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Seven in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of Seven Options, Seven Derivative Securities, the number of shares, options and warrants held by each is set forth on the Seven Disclosure Schedule. Except as set forth in this Section, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of Seven's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of Seven



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Common Stock or obligating Seven to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Seven's outstanding securities. Seven is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued.

                3.4 Subsidiaries. Seven does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

                3.5 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any Seven Ancillary Agreement by Seven or any of the Principal Shareholders, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of Seven, as currently in effect, (b) in any material respect, any material instrument or contract, letter of intent or memorandum of understanding, or commitment to which Seven is a party or by which Seven is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Seven or its assets or properties. The consummation of the Merger in and of itself will not require the consent of any third party and will not have a material adverse effect upon any rights, licenses, franchises, leases or agreements of Seven pursuant to the terms of those agreements.

                3.6 Litigation. There is no action, proceeding, claim or investigation pending against Seven before any court or administrative agency that if determined adversely to Seven may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Seven, nor, to the best of Seven's knowledge, has any such action, proceeding, claim or investigation been threatened. There is, to the best of Seven's knowledge, no reasonable basis for any shareholder or former shareholder of Seven, or any other person, firm, corporation, or entity, to assert a claim against Seven based upon: (a) ownership or rights to ownership of any shares of Seven Common Stock (except for dissenter's rights with respect to shares of Portable Common Stock issuable by virtue of the Merger), (b) any rights as a Seven shareholder, including any option or preemptive rights or rights to notice or to vote, (c) any rights under any agreement among Seven and its shareholders, or (d) Seven entering into this Agreement or any Seven Ancillary Agreement or any of the transactions contemplated hereby or thereby. There is no judgment, decree, injunction, rule, or order of any governmental entity or agency, court or arbitrator outstanding against Seven.

                3.7 Taxes. Seven has filed all federal, state, local and foreign tax returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Seven is


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not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. No tax return of Seven has ever been audited by the Internal Revenue Service or any state taxing agency or authority. For the purposes of this Section, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax. To Seven's knowledge, all elections and notices required by Section 83(b) of the Code and any analogous provisions of applicable state tax laws have been timely filed by all individuals who have purchased shares of Seven Common Stock, and the Principal Shareholders expressly assume any liability for any failure to file any such elections and notices.

                3.8 Seven Financial Statements. Seven has delivered to Portable as Exhibit 3.8 Seven's unaudited balance sheet as of June 1, 1998 (the "SEVEN BALANCE SHEET") and income statement for the six month period then ended (collectively, the "SEVEN FINANCIAL STATEMENTS"). The Seven Financial Statements
(a) are in accordance with the books and records of Seven, and (b) fairly present the financial condition of Seven at the date therein indicated and the results of operations for each period therein specified. Seven has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, and which is required to be reflected in a financial statement prepared in accordance with generally accepted accounting principles, that is not reflected or reserved against in the Seven Financial Statements, except for those that may have been incurred after the date of the Seven Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively.

                3.9 Title to Properties. Seven has good and marketable title to all of its assets as shown on the Seven Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Seven is a party are fully effective and afford Seven peaceful and undisturbed possession of the subject matter of the lease. Seven is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), or has received any notice of violation with which it has not complied. Seven does not own any real property.

                3.10 Absence of Certain Changes. Since the date of the Seven Balance Sheet, there has not been with respect to Seven any:

                           (a) material change in the financial condition,
properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect on Seven;


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                           (b) material contingent liability incurred by Seven
as guarantor or otherwise with respect to the obligations of others;

                           (c) mortgage, encumbrance or lien placed on any of
Seven's properties;

                           (d) material obligation or liability incurred by
Seven other than obligations and liabilities incurred in the ordinary course of business;

                           (e) purchase, license or sale or other disposition,
or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the properties or assets of Seven other than in the ordinary course of business;

                           (f) damage, destruction or loss, whether or not
covered by insurance, materially and adversely affecting the properties, assets or business of Seven;

                           (g) declaration, setting aside or payment of any
dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock of Seven;

                           (h) change in the compensation payable or to become
payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

                           (i) change with respect to the management,
supervisory or other key personnel thereof;

                           (j) transfer or grant of a right under any Seven IP
Rights (as such term is defined in Section 3.12 below) other than those transferred or granted in the ordinary course of its business consistent with past practice;

                           (k) issuance or sale of any debt or equity securities
of Seven or any options or other rights to acquire from Seven, directly or indirectly, any debt or equity securities;

                           (l) payment or discharge of a material lien or
liability thereof which lien was not either shown on the Seven Balance Sheet or incurred in the ordinary course of business thereafter; or

                           (m) obligation or liability incurred thereby to any
of its officers, directors or shareholders or any loans or advances made thereby to any of its officers, directors or shareholders except normal compensation and expense allowances payable to officers.

                3.11 Contracts and Commitments. The Seven Disclosure Schedule sets forth a list of each of the following written or oral contracts, agreements, or commitments to which Seven is a party or by which it or any of its assets or properties are bound: (i) any stock

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redemption or purchase agreement, financing agreement, license, lease or franchise, (ii) any contract providing for the development of software for Seven, or the license of software to Seven which is used or incorporated in any products currently distributed by Seven, (iii) license agreement as licensor or licensee (except for standard non-exclusive hardware and software licenses granted to end-user customers by Seven, and standard non-exclusive hardware and software licenses arising from the purchase of "off the shelf" or standard products by Seven, in the ordinary course of business); (iv) material agreement for the lease of real or personal property; (v) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons; (vi) instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Seven Financial Statements; (vii) contract containing covenants purporting to limit Seven's freedom to compete in any line of business in any geographic area; (viii) contract involving a potential commitment or payment of $10,000 or more; (ix) contract for the sale, license, distribution, or manufacture of products or services which is not terminable upon ninety (90) days' or less notice without cost or other liability to Seven or in which Seven has granted or received manufacturing rights most favored customer pricing provisions or exclusive marketing rights relating to any product or services, groups of products or services, or territory; (x) contract or commitment for the employment of any officer, employee or consultant of Seven, or any other type of contract or understanding with any officer, employee, consultant or director that is not immediately terminable by Seven without liability; (xi) agreement or instrument governing any Seven IP Right; or (xii) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase, or redemption of any shares of capital stock or other securities of Seven or options, warrants, or other rights to acquire such capital stock or securities, or options, warrants or other rights therefor. A copy of each agreement or document listed on the Seven Disclosure Schedule identified to this Section 3.11 has been delivered to Portable's counsel. Seven is not nor to its knowledge is any other party in default in any material respect under any contract, obligation or commitment listed on the Seven Disclosure Schedule identified to this Section
3.11 or that is otherwise material to the business of Seven. Seven is not a party to any contract or arrangement which has had or could reasonably be expected to have a material adverse effect on its business or prospects. All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed on the Seven Disclosure Schedule identified to this Section
3.11 are valid and in full force and effect.

                3.12 Intellectual Property. To Seven's knowledge, Seven owns, or has the right to use, sell or license all Intellectual Property Rights (as defined below) necessary or required for the conduct of its business as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "SEVEN IP RIGHTS") and such rights to use, sell or license are reasonably sufficient for the conduct of its business. As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

                           (a) The Seven Disclosure Schedule lists (i) all
patents, copyrights, trademarks, service marks, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing which are included in the Seven IP Rights and owned by Seven; (ii) all hardware products, software products, and services that are currently published, offered or under development by Seven; and (iii) all licenses, sublicenses and other agreements to which Seven is a party either as licensor or licensee or pursuant to which Seven has rights substantially equivalent to those of a licensor or licensee (other than standard non-exclusive hardware and software licenses arising from the purchase of "off the shelf" or standard products by Seven). The disclosures described in (iii) hereof include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof (including without limitation a description of all exclusivity, rights of first refusal, and noncompetition provisions), and the applicable royalty or summary of formula or procedure for divorcing such royalty.

                           (b) All Seven IP Rights which consist of a license or
another right to third party property are set forth on the Seven Disclosure Schedule. To Seven's knowledge, all other Seven IP Rights consists solely of items and rights which are either: (i) owned by Seven, or (ii) in the public domain. To Seven's knowledge, Seven has all rights in the Seven IP Rights necessary to carry out Seven's current, former and anticipated future activities, including without limitation rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Seven IP Rights in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

                           (c) Seven is not, nor as a result of the execution or
delivery of this Agreement, or performance of Seven's obligations hereunder, will Seven be, in violation of any license, sublicense or agreement to which Seven is a party or otherwise bound. Except as specifically described in the Seven Disclosure Schedule, Seven is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration with respect to any exercise of rights by Seven or Portable in the Seven IP Rights.

                           (d) The use, manufacturing, distribution, licensing,
sublicensing, sale, or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing or sale by Seven does not infringe on any copyright, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work or patent of any person; provided, however, that with respect to patent infringement, such representation is limited to Seven's knowledge. No claims (i) challenging the validity, effectiveness, or ownership by Seven of any of the Seven IP Rights, or
(ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work technology or process as now used or offered, proposed for use, licensing, sublicensing or sale, or under development by Seven infringes or will infringe on any Intellectual Property Right of any person have been asserted or, to the best knowledge of Seven and each of the Principal Shareholders, are threatened by any person nor are there any valid grounds for any bona fide claim of any such kind. All granted or issued patents and mask works and all registered trademarks listed on the Seven Disclosure Schedule and all copyright registrations held by Seven are valid, enforceable and subsisting. To the best knowledge of Seven and each of the Principal Shareholders, there is no unauthorized use, infringement or misappropriation of any of the Seven IP Rights by any third party, employee or former employer.

                3.13 Compliance with Laws. Seven has complied, and is now and at the Closing Date will be in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof. Seven has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business, except to the extent the failure to obtain such permits and approvals and to make such filings would not have a material adverse effect on Seven's present or future operations or financial condition. To the best of Seven's knowledge, there are no legal or administrative proceedings or investigations pending or threatened, that, if enacted or determined adversely to Seven, would result in any material adverse change in its present or future operations or financial condition.

                3.14 Certain Transactions and Agreements. None of the officers of Seven, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with Seven (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of said officers or directors, or any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with Seven, except for normal compensation for services as an officer, director or employee thereof. None of said officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of Seven, except for the normal rights of a shareholder.

                3.15. Employees, ERISA and Other Compliance.

                        3.15.1 Except as set forth in the Seven Disclosure Schedule, Seven does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All officers, employees and consultants of Seven having access to proprietary information have executed and delivered to Seven an agreement regarding the protection of such proprietary information and the assignment of inventions to Seven; copies of the form of all such agreements have been delivered to Portable's counsel.

                        3.15.2 Seven (i) has never been and is not now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, or (iv) does not have any current labor disputes.

Seven has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ.

                        3.15.3 The Seven Disclosure Schedule identifies each "employee benefit plan" (each a "SEVEN EMPLOYEE PLAN") as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To the knowledge of each of the Principal Shareholders and Seven, after reasonable inquiry with legal counsel, each Seven Employee Plan is in material compliance with ERISA and the Code.

                        3.15.4 The Seven Disclosure Schedule lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a Seven Employee Plan,
(B) is entered into, maintained or contributed to, as the case may be, by Seven and (C) covers any employee or former employee of Seven (such contracts, plans and arrangements as are described in this Section 3.15.4 are herein referred to collectively as the "SEVEN BENEFIT ARRANGEMENTS"). Each Seven Benefit Arrangement has been maintained in substantial compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Seven Benefit Arrangement. Seven has delivered to Portable or its counsel a complete and correct copy or description of each Seven Benefit Arrangement.

                        3.15.5 No benefit payable or which may become payable by Seven pursuant to any Seven Employee Plan or any Seven Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

                        3.15.6 Seven is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA.

                        3.15.7 No employee of Seven is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject Seven to any liability.

                        3.15.8 Seven has provided a list of all employees, officers and consultants of Seven and their current compensation to Portable.

                        3.15.9 Seven is not a party to any (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seven in the nature of any of the transactions contemplated by this Agreement and the Agreement of Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Agreement of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Agreement of Merger.

                3.16 Corporate Documents. Seven has made available to Portable for examination all documents and information listed in the Seven Disclosure Schedule or other exhibits called for by this Agreement which has been requested by Portable's legal counsel, including, without limitation, the following: (a) copies of Seven's Articles of Incorporation and Bylaws as currently in effect;
(b) its Minute Book containing all records of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) its stock ledger and journal reflecting all stock issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to Seven, or any securities of Seven, and all applications for such permits, orders, and consents.

                3.17 No Brokers. Neither Seven nor any of the Seven Shareholders is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

                3.18 Disclosure. To Seven's knowledge, neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Seven to Portable under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                3.19 Books and Records. The books, records and accounts of Seven
(a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Seven, and (d) accurately and fairly reflect the basis for the Seven Financial Statements.

                3.20 Insurance. Seven maintains and at all times during the prior year has maintained fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

                3.21 Environmental Matters.

                        To their knowledge:

                        3.21.1 During the period that Seven has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. No knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, occurred prior to Seven having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

                        3.21.2 None of the properties or facilities of Seven is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Seven has owned or leased its respective properties and facilities, neither Seven nor, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

                        3.21.3 During the time that Seven has owned or leased its respective properties and facilities, there has been no litigation brought or threatened against Seven by, or any settlement reached by Seven with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

        4. REPRESENTATIONS AND WARRANTIES OF PORTABLE AND PORTABLE SUBSIDIARY

                As an inducement to Seven and the Principal Shareholders to enter into this Agreement, Portable and Portable Subsidiary, jointly and severally, hereby represent and warrant that, except as set forth on the Portable Disclosure Schedule delivered to Seven as Exhibit 4.0 (the "PORTABLE DISCLOSURE SCHEDULE"):

                4.1 Organization and Good Standing. Portable is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Portable Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate, and lease its properties and to carry on its business as proposed to be conducted. Portable Subsidiary was formed solely for the purpose of the Merger, and has not conducted any business other than related to such purpose.

                4.2 Power, Authorization and Validity.

                        4.2.1 Portable has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Portable is or will be a party that are required to be executed pursuant to this Agreement (the "PORTABLE ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Portable Ancillary Agreements have been duly and validly approved and authorized by Portable's Board of Directors, and do not require the approval by Portable's shareholders. Portable Subsidiary has the right, power and authority to execute, deliver and perform its obligations under this Agreement, and upon approval of the Merger and the Agreement of Merger by Portable Subsidiary's sole stockholder, Portable Subsidiary will have the right, power and authority to execute, deliver and perform the Agreement of Merger and all agreements to which Portable Subsidiary is or will be a party that are required to be executed pursuant to this Agreement (the "PORTABLE SUBSIDIARY ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement, the Agreement of Merger and all other Portable Subsidiary Ancillary Agreements by Portable Subsidiary have been duly and validly approved and authorized by Portable Subsidiary's Board of Directors.

                        4.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Portable or Portable Subsidiary to enter into, and to perform their respective obligations under, this Agreement, the Portable Ancillary Agreements and the Portable Subsidiary Ancillary Agreements except for (a) the filing of the Agreement of Merger with the California and the Delaware Secretary of State, (b) the recording of the Agreement of Merger in the office of the Recorder of the Delaware county in which Portable Subsidiary's registered office is located, and (c) such filings as may be required to comply with federal and state securities laws.

                        4.2.3 This Agreement and the Portable Ancillary Agreements are, or when executed by Portable will be, valid and binding obligations of Portable enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Agreement of Merger will not be effective until filed with the Delaware and California Secretaries of State. This Agreement and the Portable Subsidiary Ancillary Agreements are, or when executed by Portable Subsidiary will be, valid and binding obligations of Portable Subsidiary, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Agreement of Merger will not be effective until filed with the Delaware and California Secretaries of State.

                4.3. Capitalization. At the close of business on May 17, 1998, there were outstanding, on a fully-diluted basis, 30,846,194 shares of Portable Common Stock (including shares issuable upon conversion of outstanding Preferred Stock or exercise of outstanding options and warrants, shares available for grant under the Portable's Stock Option Plan, and any other rights to, directly or indirectly, acquire shares or options or warrants to acquire shares of Portable capital stock). All of such outstanding shares of Portable Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Portable in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. The Portable Merger Shares, when issued in accordance with this Agreement (and with respect to the Portable Merger Shares to be issued upon the exercise of Portable Options, when issued in accordance with the agreements governing such Portable Options), will be duly authorized, validly issued, fully paid and nonassessable, and will have been offered, issued, sold and delivered by Portable in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

                4.4 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any Portable Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Portable, as currently in effect, (b) in any material respect, any material instrument or contract to which Portable is a party or by which Portable is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Portable or its assets or properties.

                4.5 Portable Financial Statements. Portable has delivered to Seven as Exhibit 4.5 Portable's unaudited balance sheet as of April 30, 1998 (the "PORTABLE BALANCE SHEET"), Portable's income statement for the period then ended and Portable's audited financial statements for the Portable's 1996 and 1997 fiscal years (collectively, the "PORTABLE FINANCIAL STATEMENTS"). The Portable Financial Statements (a) are in accordance with the books and records of Portable, and (b) fairly present the financial condition of Portable at the date therein indicated and the results of operations for each period therein specified. Portable has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, and which is required to be reflected in a financial statement prepared in accordance with generally accepted accounting principles, that is not reflected or reserved against in the Portable Financial Statements, except for those that may have been incurred after the date of the Portable Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively.

                4.6 Absence of Certain Changes. Since the date of the Portable Balance Sheet, there has not been any change in the financial condition, properties, assets, liabilities, business or operations of Portable which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect on Portable.

                4.7 No Brokers. Portable is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

                4.8 No Violation of Existing Agreements. Portable has not received notice from any third party that it is or would, with the passage of time, be (i) in material violation of any provision of the Articles of Incorporation or Bylaws; or (ii) in default or violation of any material term, condition or provision of (a) any material judgment, decree, order, injunction or stipulation applicable to Portable or (b) any currently effective material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license, which default or violation would have a material adverse effect on the business, operations or financial condition of Portable.

                4.9 Litigation. There is no action, claim, suit, arbitration, proceeding, claim or investigation pending against Portable before any court, administrative agency or arbitrator that, if determined adversely to Portable, is likely to have a material adverse effect on Portable's financial condition or results of operation, nor, to Portable's knowledge, has any such action, suit, proceeding, arbitration, claim or investigation been threatened.

                4.10 Disclosure. To Portable's knowledge, neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Portable to Seven under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

        5. PRE-CLOSING COVENANTS OF SEVEN AND THE PRINCIPAL SHAREHOLDERS

                During the period from the date of this Agreement until the Effective Time, Seven and each Principal Shareholder covenants and agrees as follows:

                5.1 Advice of Changes. Seven will promptly advise Portable in writing (a) of any event occurring subsequent to the date of this Agreement of which Seven has knowledge that would render any representation or warranty of Seven contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in Seven's business, results of operations or financial condition.

                5.2 Maintenance of Business. Seven will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Seven becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of Portable in writing and, if requested by Portable, will exert its best efforts to restore the relationship.

                5.3 Conduct of Business. Seven will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of the President of Portable (which may be given verbally to be promptly followed by written confirmation):

                        (a) borrow any money except for expenses incurred in the ordinary course consistent with past practice, or lend any money;

                        (b) enter into any transaction or agreement not in the ordinary course of business consistent with past practice (other than the engagement of a purchaser representative);

                        (c) encumber or permit to be encumbered any of its assets;

                        (d) dispose of any of its assets;

                        (e) enter into any lease or contract for the purchase or sale of any property;

                        (f) pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except pursuant to existing arrangements previously disclosed to and approved in writing by Portable) or enter into any new employment or consulting agreement with any such person or terminate any employee;

                        (g) change any of its accounting methods;

                        (h) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

                        (i) amend or terminate any contract, agreement or license to which it is a party (including any royalty arrangement);

                        (j) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts;

                        (k) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

                        (l) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

                        (m) issue or sell any shares of its capital stock of any class (except upon the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

                        (n) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                        (o) merge, consolidate or reorganize with, or acquire any entity;

                        (p) amend its Articles of Incorporation or Bylaws;


                        (q) license any of its technology or intellectual property (other than to end-users in the ordinary course of business pursuant to its standard end-user license agreement);

                        (r) change any insurance coverage or issue any certificates of insurance; or

                        (s) agree to do, any of the things described in the preceding clauses 5.3(a) through 5.3(r).

                5.4 Shareholders Approval. Seven will hold a special meeting of its shareholders (the "SHAREHOLDERS MEETING") (or solicit the written consent of its shareholders in lieu thereof) at the earliest practicable date to submit this Agreement, the Merger and related matters for the consideration and approval of the Seven Shareholders, which approval will be recommended by Seven's Board of Directors and management. Such meeting (or the solicitation of a written consent in lieu thereof) will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law.

                5.5 Regulatory Approvals. Seven will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which Portable may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Seven will use its best efforts to obtain all such authorizations, approvals and consents.

                5.6 Necessary Consents. Seven will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow Portable to carry on Seven's business after the Closing.

                5.7 Litigation. Seven will notify Portable in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it or known by it to be threatened against it.

                5.8 No Other Negotiations. From the date hereof until the earlier of termination of this Agreement or consummation of the Merger, Seven will not, and will not authorize or permit any officer, director, employee or affiliate of Seven, or any other person, on its behalf to, directly or indirectly, solicit or encourage any offer from any party or consider any inquiries or proposals received from any other party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than Portable), concerning the possible disposition of all or any substantial portion of Seven's business, assets or capital stock by merger, sale or any other means or concerning any investment in Seven. Seven will promptly notify Portable orally and in writing of any such inquiries or proposals.

                5.9 Access to Information. Until the Closing, Seven will allow Portable and its agents reasonable access the files, books, records and offices of Seven, including, without limitation, any and all information relating to Seven's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Seven will cause its accountants to cooperate with Portable and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

                5.10 Satisfaction of Conditions Precedent. Seven will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and Seven will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

                  5.11 Seven Dissenting Shares. As promptly as practicable after the date of the Shareholders' Meeting and prior to the Closing Date, Seven shall furnish Portable with the name and address of each holder of Seven Dissenting Shares ("SEVEN DISSENTING SHAREHOLDER") and the number of Seven Dissenting Shares owned by such Seven Dissenting Shareholder.

                  5.12 Blue Sky Laws. Seven shall use its best efforts to assist Portable to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

        6. PORTABLE PRE-CLOSING COVENANTS

                During the period from the date of this Agreement until the Effective Time, Portable covenants and agrees as follows:

                6.1 Advice of Changes. Portable will promptly advise Seven in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Portable contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in Portable's business, results of operations or financial condition.

                6.2 Regulatory Approvals. Portable will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Seven may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Portable will use its best efforts to obtain all such authorizations, approvals and consents.

                6.3 Satisfaction of Conditions Precedent. Portable will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Portable will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

                6.4 Blue Sky Laws. Portable shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

                6.5 Employee Matters. Portable will have extended written offers of employment to each of the Seven employees listed on Exhibit 6.5.

        7. CLOSING MATTERS

                7.1 The Closing. Subject to termination of this Agreement as provided in Section 10 below, the Closing will take place at the offices of Fenwick & West, Two Palo Alto Square, Palo Alto, California 94306 at 1:30 p.m., Pacific Standard Time on June 30, 1998, or, if all conditions to closing have not been satisfied or waived by such date, such other place, time and date as Seven and Portable may mutually select (the "Closing Date"). Concurrently with the Closing, the Agreement of Merger will be filed in the office of the Delaware and California Secretaries of State. The Agreement of Merger provides that the Merger shall become effective upon filing with the California Secretary of State.

                7.2 Exchange of Certificates.

                        7.2.1 As of the Effective Time, all shares of Seven Common Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist and will be converted into the right to receive from Portable the number of shares of Portable Common Stock determined as set forth in Section 2.1.2, subject to Sections 2.1.3, 2.1.4 and 2.2.

                        7.2.2 As soon as practicable after the Effective Time, each holder of shares of Seven Common Stock that are not Seven Dissenting Shares will surrender the certificate(s) for such shares (the "SEVEN CERTIFICATES"), duly endorsed as requested by Portable, to Portable for cancellation. Within five (5) business days of the date that Portable receives written confirmation of the Effective Time, and conditioned upon Portable's receipt of such Seven Certificates and any other documentation deliverable by any such holder under this Agreement, Portable will issue to each tendering holder of Seven Certificates a certificate for the number of shares of Portable Common Stock to which such holder is entitled pursuant to Section 2.1.2 hereof, less the shares of Portable Common Stock deposited into escrow pursuant to Section 2.4 hereof, and distribute any cash payable under Section 2.2.

                        7.2.3 No dividends or distributions payable to holders of record of Portable Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered Seven Certificate(s) until the holder of the Seven Certificate(s) surrenders such Seven Certificate(s). Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Seven Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to Portable Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

                        7.2.4 All Portable Common Stock delivered upon the surrender of Seven Common Stock in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such Seven Common Stock. There will be no further registration of transfers on the stock transfer books of Seven or its transfer agent of the Seven Common Stock. If, after the Effective Time, Seven Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

                        7.2.5 Until certificates representing Seven Common Stock outstanding prior to the Merger are surrendered pursuant to Section 7.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of the number of shares of Portable Common Stock into which the Seven Common Stock will have been converted, reduced by the number of shares withheld as Escrow Shares.

                7.3 Assumption of Options. As soon as practicable after the Effective Time, Portable will notify in writing each holder of a Seven Option of the assumption of such Seven Option by Portable, and the number of shares of Portable Common Stock that are then subject to such Portable Option and the exercise price of such Portable Option, as determined pursuant to Sections 2.1 and 2.3 hereof.

        8. CONDITIONS TO OBLIGATIONS OF SEVEN

                The obligations of Seven and the Principal Shareholders hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Seven, but only in a writing signed by Seven):

                8.1 Accuracy of Representations and Warranties. The representations and warranties of Portable and Portable Subsidiary set forth in
Section 4 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and Seven shall receive a certificate to such effect executed by Portable's President and Chief Financial Officer.

                8.2 Covenants. Portable shall have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing, and Seven shall receive a certificate to such effect signed by Portable's President and Chief Financial Officer.

                8.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

                8.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

                8.5 Opinion of Portable's Counsel. Seven shall have received from counsel to Portable, an opinion substantially in the form of Exhibit 8.5.

                8.6 Employment and Non-Competition Agreements. Portable shall execute and deliver Employment and Non-Competition Agreements in favor of Melissa Widner and Andrew Dent substantially in the forms attached as Exhibit 8.6A and 8.6B.

                8.7 No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Portable.

        9. CONDITIONS TO OBLIGATIONS OF PORTABLE

                The obligations of Portable hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Portable, but only in a writing signed by a duly authorized representative of Portable):

                9.1 Accuracy of Representations and Warranties. The representations and warranties of Seven and the Principal Shareholders set forth in Section 3 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and Portable shall receive a certificate to such effect executed by Seven's President and Chief Financial Officer.

                9.2 Covenants. Seven shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing, and Portable shall receive a certificate to such effect signed by Seven's President and Chief Financial Officer.

                9.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

                9.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

                9.5 Opinion of Seven's Counsel. Portable shall have received from counsel to Seven, an opinion substantially in the form of Exhibit 9.5.

                9.6 Consents. Portable shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates specified on Exhibit 9.6.

                9.7 No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Seven.

                9.8 Requisite Approvals. The principal terms of this Agreement and the Agreement of Merger shall have been approved and adopted by Seven Shareholders, as required by applicable law and Seven's Articles of Incorporation and Bylaws. Not less than ninety percent (90%) of the outstanding equity securities of Seven shall have voted in favor of the Merger.

                9.9 Seven Dissenting Shares. The Seven Dissenting Shares shall not constitute more than five percent (5%) of the total number of shares of Seven Common Stock outstanding immediately prior to the Effective Time.

                9.10 Escrow. Portable shall have received the Escrow Agreement executed by Seven and Melissa Widner, as the Representative for all Seven Shareholders, the Escrow Agent and by all shareholders of Seven voting for approval of this Agreement and the Merger providing for the escrow of the Escrow Shares on the terms and conditions of the Escrow Agreement.

                9.11 Exercise of Seven Derivative Securities. All outstanding Seven Derivative Securities shall have been exercised in full and thereby converted into shares of Seven Common Stock.

                9.12 Employment and Non-Competition Agreements. Portable shall have received from each of Melissa Widner and Andrew Dent a duly executed Employment and Non-Competition Agreement substantially in the form attached as
Exhibit 8.6.

                9.13 Termination of Rights. Any registration rights, rights of refusal, rights to any liquidation preference, or redemption rights of any Seven Shareholder shall have been terminated or waived as of the Closing.

                9.14 Maximum Number of Shares. Immediately prior to the Merger, Seven shall not have outstanding a Number of Fully Diluted Seven Shares that would require the issuance of more than 2,082,118 shares of Portable Common Stock (including options exercisable therefor) in exchange therefor.

                9.15 Resignation of Directors. By virtue of the Merger at the Effective Time and without further action on the part of any person, the directors of Seven in office immediately prior to the Effective Time of the Merger will be deemed to have resigned as directors of Seven effective as of the Effective Time.

                9.16 Investment Letters Executed. Each of the Seven Shareholders shall have executed and delivered to Seven an Investment Representation Letter, and substantially all of the holders of outstanding Seven Options shall have executed and delivered to Portable an Optionee Investment Representation Letter.

                9.17 Continued Employment of Certain Employees. Each of the persons listed on Exhibit 9.17 will be employed by Seven on the Closing Date.

        10. TERMINATION OF AGREEMENT

                10.1 Prior to Closing.

                        10.1.1 This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

                        10.1.2 Unless otherwise agreed by the parties hereto, this Agreement will be terminated if all conditions to the Closing have not been satisfied or waived on or before July 15, 1998.

                10.2 At the Closing. At the Closing, this Agreement may be terminated and abandoned:

                        10.2.1 By Portable if any of the conditions precedent to Portable's obligations set forth in Section 9 above have not been fulfilled or waived at and as of the Closing; or

                        10.2.2 By Seven if any of the conditions precedent to Seven's obligations set forth in Section 8 above have not been fulfilled or waived at and as of the Closing.

                        Any termination of this Agreement under this Section
10.2 will be effective by the delivery of notice of the terminating party to the other party hereto.

                10.3 No Liability. Any termination of this Agreement pursuant to this Section 10 will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in Sections 12.2 and 12.16 and in the Reciprocal Nondisclosure Agreement between Seven and Portable dated February 1, 1998, which will survive termination of this Agreement; provided, however, that nothing herein will limit the obligation of Seven and Portable to use their best efforts to cause the Merger to be consummated, as set forth in Sections 5.10 and 6.3 hereof, respectively.

                10.4 Break-Up Fee. Portable agrees to pay Seven a "break-up fee" of Five Hundred Thousand Dollars ($500,000.00) in the event the Closing fails to occur unless such failure is due to the failure or non-satisfaction of conditions set forth in Sections 9.1, 9.2, 9.5, 9.6, 9.8, 9.9, 9.10, 9.11, 9.12,
9.13, 9.14, 9.16 or 9.17. Such amounts shall be paid to Seven within thirty (30) days of the termination of this Agreement in cash, or partly in cash and partly by cancellation of that certain Note dated May 23, 1998 payable to Portable described in the Seven Disclosure Schedule.

        11. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

                11.1 Survival of Representations. All representations, warranties and covenants of Portable contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or one year after the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period). Unless otherwise specified herein, all representations, warranties and covenants of Seven will survive the Effective Time and will continue until the expiration of the period set forth in the previous sentence and covenants that by their terms survive thereafter will continue to survive in accordance with their terms.

                11.2 Agreement to Indemnify. Subject to the limitations set forth in this Section 11, Seven will indemnify and hold harmless Portable and its officers, directors, agents and employees, and each person, if any, who controls or may control Portable within the meaning of the Securities Act (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees actually incurred by Portable (hereinafter referred to as "DAMAGES"):

                        (a) Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Seven in this Agreement or any certificate, document or instrument delivered by or on behalf of Seven pursuant hereto (other than with respect to changes in the truth or accuracy of the representations and warranties of Seven under this Agreement after the date hereof if Seven has advised Portable of such changes in an update to Exhibit 3.0 delivered prior to the Closing and Portable has nonetheless proceeded with the Closing); or

                        (b) Resulting from any failure of any Seven Shareholders to have good, valid and marketable title to the issued and outstanding Seven Common Stock held by such shareholders, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Seven Common Stock in favor of the Merger and the other transactions contemplated by the Agreement of Merger.

        In seeking indemnification for Damages under this Section, the Indemnified Persons shall exercise their remedies solely with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement; provided, however, that no such claim for Damages will be asserted after the expiration of the Escrow Period. Except for intentional fraud: (i) no Seven Shareholder shall have any liability to an Indemnified Person under this Agreement except to the extent of such Seven Shareholder's Escrow Shares and any other assets deposited under the Escrow Agreement and (ii) the remedies set forth in this Section 11.2 shall be the exclusive remedies of Portable and the other Indemnified Persons hereunder against any Seven Shareholder. The indemnification provided for in this Section 11.2 shall not apply unless the aggregate Damages for which one or more Indemnified Persons is entitled to indemnification exceeds Twenty-Five Thousand Dollars ($25,000) (the "BASKET"), in which case the indemnification provided for in this Section 11.2 shall apply to the extent the aggregate Damages for which one or more Indemnified Persons is entitled to indemnification exceeds Twelve Thousand Five Hundred Dollars ($12,500).

                11.3 Notice and Defense of Third Party Claims.

                        (a) The Indemnified Persons shall give prompt written notice to the Representative of any claim by a third party that might give rise to a claim by the Indemnified Persons based upon the indemnity agreement contained in Section 11.2 hereof, stating the nature and basis of such claim and the amount thereof, to the extent known. The Indemnified Persons shall have the sole right to control the defense of any such action, suit or proceeding. The Representative shall be kept fully informed of such action, suit or proceeding at all stages thereof. In addition, the Representative may, at its expense, participate in the defense of any such action, suit or proceeding with one counsel of its choice; provided, however, that the Indemnified Persons shall at all times have the right to control such defense. The parties hereto shall render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                        (b) Neither the Indemnified Persons nor the
Representative shall make any settlement of any claims without the written consent of the others, which consent shall not be unreasonably withheld.

        12. MISCELLANEOUS

                12.1 Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

                12.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

                12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

                12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

                12.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Seven Shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Seven Shareholders without obtaining such further approval.

                12.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

                12.8 Expenses. Portable will pay promptly (and in any event within thirty (30) days) upon demand the reasonable legal and accounting fees and expenses, in excess of $2,000, incurred by Seven in this transaction, not to exceed a combined total of $55,000.

                12.9 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

                12.10 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by registered or certified mail, postage prepaid and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

                (i)  If to Portable or Portable Subsidiary:

                           Portable Software Corporation
                           6222-185th Street, N.E.
                           Redmond, WA  98122
                           Attention:  Fred Ingham

                           with a copy to:

                           Fenwick & West LLP
                           Two Palo Alto Square
                           Palo Alto, CA  94306
                           Attention:  Matthew P. Quilter, Esq.

                (ii) If to Seven:

                           7Software, Inc.
                           25 Loyola Avenue
                           Menlo Park, CA  94025
                           Attention:  President

                           with a copy to:

                           Gray Cary Ware & Freidenrich

                           400 Hamilton Avenue
                           Palo Alto, CA  94301
                           Attention:  Peter M. Astiz, Esq.

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.10.

                12.11 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

                12.12 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

                12.13 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                12.14 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

                12.15 Public Announcement. Portable will, at its discretion issue a press release announcing the Merger, within six (6) months after the Effective Date. Portable may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such press release (unless this Agreement has been terminated), neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby.

                12.16 Confidentiality. Seven and Portable each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, Portable and Seven and each Principal

Shareholder each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure,
(iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

                12.17 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Reciprocal Nondisclosure Agreement between Seven and Portable dated February 1, 1998. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.


PORTABLE SOFTWARE CORPORATION         7SOFTWARE, INC.

By: /s/ STERLING WILSON               By: /s/ MELISSA WIDNER
   -----------------------------         ---------------------------------------
   Sterling Wilson, Chief                Melissa Widner
   Financial Officer                     CEO/President


PSC MERGER CORP.

By: /s/ DOUGLAS CHOI
   -----------------------------
   Douglas Choi, President


PRINCIPAL SHAREHOLDERS:

/s/ MELISSA WIDNER                    /s/ ANDREW DENT
--------------------------------      ------------------------------------------
Melissa Widner                        Andrew Dent

                                    Exhibit A

                               Agreement of Merger

                                   Exhibit 2.4

                                Escrow Agreement

                                   Exhibit 2.5

                      Amended Articles and Bylaws of Seven

                                  Exhibit 2.8A

                        Investment Representation Letter

                                  Exhibit 2.8B

                    Optionee Investment Representation Letter

                                   Exhibit 3.0

                            Seven Disclosure Schedule

                                   Exhibit 3.8

                           Seven Financial Statements

                                   Exhibit 4.0

                          Portable Disclosure Schedule

         This disclosure schedule (this "DISCLOSURE SCHEDULE") contains exceptions to the representations and warranties made by Portable and Portable Subsidiary in Section 4 of the Agreement and Plan of Reorganization dated as of June 30, 1998 (the "AGREEMENT") by and among Portable, Portable Subsidiary, Seven and the Principal Shareholders. The section references used herein are to particular subsections in Section 4 of the Agreement. Any information disclosed under any section in this Disclosure Schedule is deemed to be disclosed and incorporated in any other section of this Disclosure Schedule where such disclosure would or might be appropriate. Capitalized terms used in this Disclosure Agreement, unless otherwise specified, have the same meanings given to them in the Agreement. Nothing in this Disclosure Schedule constitutes an admission to any third party of any liability or obligation of Portable or Portable Subsidiary to any third party, nor an admission that any matter referred to herein is or would be material or would be reasonably likely to result in a material adverse effect on Portable or Portable Subsidiary.

        Section 4.3. Capitalization.

                                   Exhibit 4.5

                          Portable Financial Statements

                                   Exhibit 6.5

                           Persons Offered Employment

                                   Andrew Dent
                                   Elena Donio
                                   Terry Glenn
                                    Ian Huynh
                                 Vincent Payette
                                  Kristin Reams
                                 Karen Skjervem
                                 Erik Wahlstrom
                                 Melissa Widner